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Exhibit 4.39

CERTIFICATE OF TRUST
OF
LEHMAN BROTHERS HOLDINGS CAPITAL TRUST XII

        This Certificate of Trust is being duly executed as of February 14, 2005 for the purposes of forming a statutory trust pursuant to the Delaware Statutory Trust Act (12 Del. C. Section 3801 et. seq.) (the "Act").

        1.     NAME. The name of the statutory trust formed hereby is "Lehman Brothers Holdings Capital Trust XII" (the "Trust").

        2.     DELAWARE TRUSTEE. The name and business address of the Delaware resident trustee of the Trust meeting the requirements of Section 3807 of the Act are as follows:

Chase Manhattan Bank USA, National Association
500 Stanton Christiana Road, 3rd Floor
Newark, Delaware 19713
Attention: Institutional Trust Services

        3.     EFFECTIVE DATE. This Certificate of Trust, which may be executed in counterparts, shall be effective immediately upon filing with the Secretary of State of the State of Delaware.

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        IN WITNESS WHEREOF, the undersigned, being all of the trustees of the Trust, have duly executed this Certificate of Trust as of the date first written above.

JPMORGAN CHASE BANK, N.A., as Property Trustee
By:	/s/ TAI BILL LEE Name: Tai Bill Lee Title: Vice President
CHASE MANHATTAN BANK USA, NATIONAL ASSOCIATION, as Delaware Trustee
By:	/s/ SARIKA M. SHETH Name: Sarika M. Sheth Title: Trust Officer
By:	/s/ JEFFREY A. WELIKSON Jeffrey A. Welikson, as Regular Trustee
By:	/s/ BARRETT S. DIPAOLO Barrett S. DiPaolo, as Regular Trustee
By:	/s/ JAMES J. KILLERLANE James J. Killerlane, as Regular Trustee

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  Exhibit 4.39